EXHIBIT 24.1

THE MANAGEMENT NETWORK GROUP, INC.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors and executive officers of The Management Network Group, Inc. (the "Company") constitutes and appoints Donald E. Klumb and Thurston K. Cromwell, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents with full power of substitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 for the registration of common stock of the Company to be issued under the Company's Employee Stock Purchase Plan, any and all amendments and supplements to the Registration Statement (including, without limitation, any post-effective amendments thereto), or any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents the full power and authority to do so and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Donald E. Klumb	Chief Executive Officer, President, and	March 6, 2013
Donald E. Klumb	Chief Financial Officer (principal accounting officer)

/s/ Peter H. Woodward	Chairman of the Board of Directors and Director	March 6, 2013
Peter H. Woodward

/s/ Robert J. Currey	Director	March 6, 2013
Robert J. Currey

/s/ A. Reza Jafari	Director	March 6, 2013
A. Reza Jafari

/s/ Andrew Lipman	Director	March 6, 2013
Andrew Lipman

/s/ Roy A. Wilkens	Director	March 6, 2013
Roy A. Wilkens

/s/ Micky K. Woo	Director	March 6, 2013
Micky K. Woo